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                               FINDER'S AGREEMENT

This Agreement is made effective as of July 7, 1997 by and between Corporate Holdings Inc., 1600 Stout Street, Suite 1420, Denver, CO 80202 ("Arenal"), and First Pacific Networks, Inc., 871 Fox Lane, San Jose, CA 95131 ("FPN").

FPN is retaining the services of Arenal to find an investor or entity to either infuse capital or to acquire a controlling interest in FPN ("Services").

Under this Agreement Arenal is acting in an individual capacity and not as an agent or representative of Rocky Mountain Securities & Investments, Inc.

This Agreement is non-exclusive and is performance based as evidenced by the closing of a transaction at FPN's sole discretion and receipt of funding by FPN.

Therefore, the parties agree as follows:

     1. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Arenal shall be determined by Arenal. FPN will rely on Arenal to work as many hours as may be reasonably necessary to fulfill Arenal's obligations under this Agreement.

     2. FEES. FPN will pay a success fee of 10% for any amount of capital convertible into equity in FPN that is raised and received by FPN as the result of a closed transaction. In the event that FPN receives incremental funding the success fee will be paid to Arenal on an incremental or prorata basis within 48 hours after funding actually received by FPN. However, no success fee will be paid in the event that Arenal introduces a potential investor and/or bridge loan provider with which FPN has previously discussed either a capital or equity investment in FPN or a bridge loan arrangement with FPN within the two (2) years before the effective date of this Agreement. In such an event FPN will promptly notify Arenal after an introduction that such a condition exists. If through the efforts of Arenal a transaction is successfully closed with an "excluded" investor or lender as defined herein which has previously shown little or no interest in pursuing a business relationship with FPN, Arenal will be entitled to receive a success fee or such other success fee as may be negotiated between the parties prior to closing a transaction.

In addition and promptly after FPN's emergence from Chapter 11 under FPN's reorganization plan and subject to negotiation between Arenal and the investor, Arenal shall be entitled to receive a stock option grant in FPN common stock that would enable Arenal to purchase 0.001% of an option for every dollar raised at a purchase price of $0.01 per option. The number of stock options granted shall be equal to 10% of the total number of equity shares purchased by the investor(s) and such options shall be exercisable for five (5) years after the grant date.

If Arenal arranges for the purchase or sale of assets, for a merger, acquisition or joint venture accepted and closed by FPN, FPN will pay a fee to Arenal for his services calculated as follows:

     5% of the value of the transaction to FPN up to and including $1,000,000.


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     4% of the value of the transaction to FPN greater than $1,000,000 and up to and including $2,000,000.

     3% of the value of the transaction to FPN greater than $2,000,000 and up to and including $3,000,000.

     2% of the value of the transaction to FPN greater than $3,000,000 and up to and including $4,000,000.

     1% of the value of the transaction to FPN in excess of $4,000,000, all from such income as received.

In the event that the investor agrees to provide bridge loan funding to FPN, such funding shall be entitled to a preferred status as 364C1 "Super Priority" funds and Arenal shall receive a 10% success fee for such funding received by FPN due to a closed transaction subject to the approval of the U.S. Bankruptcy Court.

     3. TERM/TERMINATION. This Agreement shall be effective for a period of 60 days from the signing of this Agreement.

     4. RELATIONSHIP OF PARTIES. It is understood by the parties that Arenal is an independent contractor with respect to FPN, and not an employee of FPN. FPN will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits, for the benefit of Arenal. Arenal will not bind or obligate FPN in any way, means or form to any third party.

     5. CONFIDENTIALITY. Arenal recognizes that FPN has and will have the following information:

          -    products
          -    prices
          -    future plans
          -    business affairs
          -    trade secrets
          -    technical information
          -    customer lists
          -    product design information

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of FPN. Arenal agrees that Arenal will not at any time or in any manner, either directly or indirectly, use any Information for Arenal's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of FPN. Arenal will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

     6. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement indefinitely.

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     7.   NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, or transmitted by facsimile, addressed as follows:

     First Pacific Networks, Inc.       Christopher J. Arenal
     871 Fox Lane                       1600 Stout Street, Suite 1420
     San Jose, CA 95131                 Denver, CO 80202
     Fax:  408-943-7696                 Fax:  303-825-3075

Such addresses may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

     8. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreement between the parties.

     9. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and signed by both parties.

     10. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     11. WAIVER OR CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

     12. ASSIGNMENT. Arenal may not assign his rights or delegate his duties hereunder without the written consent of FPN.

     13. NON-CIRCUMVENT. If any parties or related parties introduced by Arenal within the terms of this Agreement results in a closed transaction within six
(6) months after expiration of this Agreement, Arenal shall still earn said compensation as specified in section 2 above.

     14. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

     15. APPROVAL. This Agreement is subject to the approval of FPN's Board of Directors and the United States Bankruptcy Court for the Northern District of California, San Jose Division.

CORPORATE HOLDINGS INC.                    FIRST PACIFIC NETWORKS, INC.

By: /s/ Christopher J. Arenal              By: /s/ James R. Hirschy
    ---------------------------------      ----------------------------------
     Christopher J. Arenal, President      James R. Hirschy, President & CEO


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